Filed pursuant to Rule 433

Registration No. 333-214613

May 23, 2017

Final Term Sheet
USD 5,000,000,000 1.625 % Global Notes due 2020

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 5,000,000,000

Denomination:	USD 1,000

Maturity:	May 29, 2020

Redemption Amount:	100%

Interest Rate:	1.625% per annum, payable semi-annually in arrears

Date of Pricing:	May 23, 2017

Closing Date:	May 31, 2017

Interest Payment Dates:	May 29 and November 29 in each year

First Interest Payment Date:	November 29, 2017 (for interest accrued from, and including, May 31, 2017 to, but excluding, November 29, 2017)

Interest Payable on First Interest Payment Date:	USD 40,399,305.56 (for aggregate principal amount of USD 5,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.849%

Underwriting Commissions:	0.100%

Proceeds to Issuer:	99.749%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769HK33

CUSIP:	500769HK3

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	BofA Merrill Lynch Nomura RBC Capital Markets

Stabilization Manager:	Merrill Lynch International

Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch

Paying Agent:	The Bank of New York Mellon

Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772784/d291860d424b3.htm. KfW’s base prospectus relating to the notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm. Alternatively, Merrill Lynch International will arrange to send you the prospectus, which you may request by calling toll-free: +1-800-294-1322.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.